Exhibit 99.2

For Immediate Release

BankFinancial Corporation Announces Completion of

$20.0 Million Subordinated Notes Offering

BURR RIDGE, IL – April 14, 2021 – BankFinancial Corporation (Nasdaq GS: BFIN), the parent company of BankFinancial, NA, announced today the completion of its private placement of $20.0 million of its 3.75% Fixed-to-Floating Rate Subordinated Notes (the “Notes”) to certain qualified institutional buyers and accredited institutional investors.

The Notes will have a maturity date of May 15, 2031 and initially bear interest, payable semi-annually, at a fixed annual rate of 3.75% per annum until May 15, 2026. Commencing on that date, the interest rate applicable to the outstanding principal amount due will be reset quarterly to an interest rate per annum equal to the then current three-month secured overnight financing rate (SOFR) plus 299 basis points, payable quarterly until maturity. BankFinancial Corporation may redeem the Notes at par, in whole or in part, at its option, anytime beginning on May 15, 2026. The Notes are intended to qualify as Tier 2 capital for regulatory capital purposes for BankFinancial Corporation.

Keefe, Bruyette & Woods, A Stifel Company (“KBW”), served as the placement agent for the offering. Luse Gorman, PC served as legal counsel to BankFinancial Corporation and Squire Patton Boggs (US) LLP served as legal counsel to KBW.

This press release is for informational purposes only and shall not constitute an offer to sell, or the solicitation of an offer to buy, any security, nor shall there by any sale in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The indebtedness evidenced by the Notes is not a deposit and is not insured by the Federal Deposit Insurance Corporation or any other government agency or fund.

About BankFinancial Corporation

BankFinancial Corporation is the holding company for BankFinancial, NA, a national bank providing financial services to individuals, families and businesses through 19 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois and to selected commercial loan and deposit customers on a regional or national basis. BankFinancial Corporation's common stock trades on the Nasdaq Global Select Market under the symbol “BFIN.” Additional information may be found at the company's website, www.bankfinancial.com.

FORWARD-LOOKING STATEMENTS

This release may include “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial Corporation’s actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial Corporation’s most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the “SEC”), as supplemented by subsequent filings with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC’s web site at www.sec.gov or on BankFinancial’s web site at www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information Contact:

Shareholder, Analyst and Investor Inquiries:

Paul A. Cloutier	Elizabeth A. Doolan
Executive Vice President – Chief Financial Officer	Senior Vice President – Controller
BankFinancial Corporation	BankFinancial Corporation
Telephone: 630-242-7024	Telephone: 630-242-7151